EXHIBIT 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Talk.com Inc.
Reston, Virginia

We hereby consent to the incorporation by reference in the Prospectus constituting a part of the Registration Statements on Forms S-8, Nos. 333-04479, 333-05923, 333-42111, 333-71025 and 333-88451 and Forms S-3, Nos. 333-14549,
333-23193,  333-39787, 333-49825, 333-65397, 333-66287, 333-69737, 333-72357 and
333-84017, of our reports dated February 7, 2000, relating to the consolidated financial statements and schedule of Talk.com Inc. and subsidiaries (the "Company") appearing in the Company's Annual Report on Form 10-K for year ended December 31, 1999.

We also consent to the reference to us under the caption "Experts" in the Prospectuses.

BDO Seidman, LLP

New York, New York
March 20, 2000